Exhibit 8.1

601 Pennsylvania Avenue, N.W.
North Building, 10th Floor
Washington, DC 20004-2601

202-756-3300
Fax: 202-756-3333
www.alston.com

Charles W. Wheeler	Direct Dial: 202-756-3308	E-mail: chuck.wheeler@alston.com

November 29, 2007

Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio 45263

Ladies and Gentlemen:

We have acted as tax counsel to Fifth Third Bancorp (“Fifth Third”), an Ohio corporation, in connection with the proposed merger of First Charter Corporation (“First Charter”), a North Carolina corporation, with and into Fifth Third Financial Corporation (“Fifth Third Financial”), an Ohio corporation, (hereinafter referred to as the “Merger”) pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 14, 2007 by and among Fifth Third, Fifth Third Financial and First Charter (the “Agreement”). At your request, we are rendering our opinions concerning the United States federal tax consequence of the Merger pursuant to the requirements of the Agreement and the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”).

In rendering the opinions expressed herein, we have relied, with the consent of each of Fifth Third and First Charter, upon the accuracy and completeness of the statements and representations contained in the certificate of representations of the officers of each of Fifth Third and First Charter (“Certificates”) dated as of November 29, 2007 and November 29, 2007, respectively. We have assumed that the statements and representations in the Certificates will be complete and accurate as of the Effective Time and that all such statements and representations in the Certificates made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have made no independent investigation of the statements and representations in the Certificates. However, we have no reason to doubt the completeness and veracity of the statements and representations presented in the Certificates. We have also relied upon the accuracy of the Agreement, the Registration Statement and the Proxy Statement-Prospectus contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein shall have the meaning ascribed to such term in the Agreement. Unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (“the Code”), and the Treasury regulations issued thereunder.

We have also assumed that: (i) the transaction contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable laws of the States of Ohio and North Carolina; and (iii) the Merger will be reported by Fifth Third and First Charter on their respective federal income tax returns in a manner consistent with the opinion set forth below.

One Atlantic Center	Bank of America Plaza	90 Park Avenue	3201 Beechleaf Court, Suite 600
1201 West Peachtree Street	101 South Tryon Street, Suite 4000	New York, NY 10016	Raleigh, NC 27604-1062
Atlanta, GA 30309-3424	Charlotte, NC 28280-4000	212-210-9400	919-862-2200
404-881-7000	704-444-1000	Fax: 212-210-9444	Fax: 919-862-2260
Fax: 404-881-7777	Fax: 704-444-1111

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

•	First Charter and Fifth Third will be parties to a reorganization within the meaning of Section 368(b) of the Internal Revenue Code,

•	No gain or loss will be recognized by holders of First Charter common stock who elect to exchange their First Charter common stock for Fifth Third common stock pursuant to the merger (except with respect to any cash received in lieu of a fractional share interest in Fifth Third common stock),

•	The tax basis of the Fifth Third common stock received (including fractional shares deemed received and redeemed) by holders of First Charter common stock who exchange their First Charter common stock for Fifth Third common stock in the merger will be the same as the tax basis of the First Charter common stock surrendered in exchange for the Fifth Third common stock (reduced by an amount allocable to a fractional share interest in Fifth Third common stock deemed received and redeemed), and

•	The holding period of the Fifth Third common stock received (including fractional shares deemed received and redeemed) by holders who exchange their First Charter common stock for Fifth Third common stock in the merger will be the same as the holding period of the First Charter common stock surrendered in exchange therefor, provided that such First Charter common stock is held as a capital asset at the effective time.

Based upon the current ruling position of the Internal Revenue Service, cash you receive in lieu of a fractional share interest in Fifth Third common stock will be treated as received in redemption of such fractional share interest, and you should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of First Charter common stock allocable to such fractional share interest. Such gain or loss should be a long-term capital gain or loss if the holding period for such share of First Charter common stock is greater than one year at the effective time. In the case of individual First Charter shareholders, such capital gain will be taxed at a maximum rate of 15% if your holding period is more than one year.

If you elect to receive solely cash for First Charter common stock in the merger, such cash will be treated as a redemption of First Charter common stock and you should generally recognize capital gain or loss equal to the difference between your tax basis in First Charter common stock and such cash. You should be aware, however, that such gain may be subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

If you exchange First Charter common stock for a combination of Fifth Third common stock and cash, you will recognize gain (but not loss). Your gain will be equal to the lesser of (i) the cash (excluding any cash received in lieu of a fractional share of Fifth Third common stock) and the fair market value of the Fifth Third common stock received (including the fair market value of any fractional share of Fifth Third common stock which is deemed to be distributed in the merger and then redeemed by Fifth Third), less your tax basis in First Charter common stock, or (ii) the amount of cash received.

The gain recognized by a common shareholder of First Charter will, in general, be capital gain and treated as long term capital gain subject to federal income tax at the 15% rate, provided that the shareholder has held his or her First Charter common stock for more than one year. A holder of First Charter common stock should be aware, however, that such gain may be subject to the provisions and limitations of section 302 of the Code.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (“SEC”) as exhibit 8.1 to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose written consent must be filed with the Registration Statement under Section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder.

This opinion relates solely to material United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to Fifth Third stockholders or First Charter stockholders subject to special treatment under United States federal income tax law, such as Fifth Third or First Charter stockholders, if any, who hold Fifth Third or First Charter Common Stock other than as a capital asset, who received Fifth Third or First Charter Common Stock upon the exercise of employee stock options or other compensation, who hold Fifth Third or First Charter Common Stock as part of a “hedge,” “straddle,” “constructive sale” or “conversion transaction,” or who are insurance companies, securities dealers, financial institutions or foreign persons.

Very truly yours,

/s/  CHARLES W. WHEELER
Charles W. Wheeler
Alston & Bird LLP